Exhibit 99.1

BTU International Reports Second Quarter 2009 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--July 28, 2009--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets, today announced its financial results for the second quarter, which ended on June 28, 2009.

Second quarter net sales were $10.8 million, up 10 percent compared to $9.8 million in the preceding quarter, and down 47 percent compared to $20.4 million for the same quarter a year ago. Net loss for the second quarter of 2009 was $3.5 million, or a loss of $0.38 per basic share, compared to a net loss of $4.6 million, or a loss of $0.49 per basic share, in the preceding quarter, and compared to net income of $0.3 million, or $0.03 per basic share, in the second quarter of 2008.

Net sales for the first six months of 2009 were $20.6 million compared to $37.0 million for the first six months of 2008. Net loss for the six months ended June 28, 2009 was $8.0 million, or a loss of $0.87 per basic share, compared to a net income of $0.4 million, or $0.04 per basic share, for the first six months of 2008.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “We are pleased to report somewhat improved performance, both in top line and bottom line results, as compared to the first quarter of 2009. During the quarter, we saw strengthening in the electronics business, especially in the printed circuit board assembly market. Although revenues in our solar business were down for the quarter, we did ship several of the first new products to key customers for both Silicon and Thin-film applications.

Outlook

“For the past several quarters, market indicators have continued to set a cautious tone with varying expectations regarding the impact of economic stimulus plans around the world. The impact and timing of these actions makes predicting the future difficult. We are certainly pleased to see some recovery in electronics, and we anticipate seeing the solar market continue a somewhat bumpy ride over the next several quarters on the way to becoming a growth market in 2010. Overall, we remain confident that our business strategy is sound with next generation products in process qualification at several top customers who are part of the foundation for our future growth,” said van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the third quarter of 2009, in a conference call to be held today, July 28, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-545-1414. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through August 11, 2009, and can be accessed at this website or by phone at (888) 203-1112, passcode: 2645355.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expectation of the installation of solar products and growth in the alternative energy industry. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, and the company's Annual Report on Form 10-K for the year ended December 31, 2008. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of July 28, 2009, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Net sales	$10,808	$20,384	$20,614	$37,003
Costs of goods sold	7,179	11,064	15,546	21,060

Gross profit	3,629	9,320	5,068	15,943

Operating expenses:

Selling, general and administrative	4,770	6,401	8,700	11,313
Research, development
and engineering	1,897	1,787	3,875	3,390

Operating income (loss)	(3,038)	1,132	(7,507)	1,240

Interest income	64	78	146	178
Interest expense	(143)	(174)	(298)	(354)
Other expense, net	(171)	(395)	(200)	(271)

Income (loss) before provision
for income taxes	(3,288)	641	(7,859)	793

Provision for income taxes	198	353	181	406

Net income (loss)	$(3,486)	$288	$(8,040)	$387

Income (loss) per share:
Basic	$(0.38)	$0.03	$(0.87)	$0.04
Diluted	$(0.38)	$0.03	$(0.87)	$0.04

Weighted average number of
shares outstanding:
Basic shares	9,191,334	9,375,097	9,237,090	9,365,175
Effect of dilutive options	-	149,559	-	158,193

Diluted shares	9,191,334	9,524,656	9,237,090	9,523,368

Note - The above expenses include:
Stock-based compensation expense	$310	$306	$608	$536

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 28,	December 31,
Assets	2009	2008

Current assets
Cash and cash equivalents	$25,336	$27,464
Accounts receivable, net	9,271	15,450
Inventories, net	16,820	19,044
Other current assets	891	909

Total current assets	52,318	62,867

Property, plant and equipment, net	6,271	6,886

Other assets, net	1,291	1,562

Total assets	$59,880	$71,315

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$300	$290
Trade accounts payable	3,745	5,058
Other current liabilities	5,293	7,399

Total current liabilities	9,338	12,747

Long-term debt, less current portion	8,837	8,988

Total liabilities	18,175	21,735

Total stockholders' equity	41,705	49,580

Total liabilities and stockholders' equity	$59,880	$71,315

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel